EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 7th day of July, 1999 by and between OREX GOLD MINES CORPORATION, a Delaware corporation (the "Company"), and WARREN HEMEDINGER, an individual (the "Executive").

                             Preliminary Statements

       A. The Company is presently engaged in the business of owning and operating within the state of Florida and other businesses (the "Businesses");

       B. The Executive has had many years of experience in the affairs of business organizations; and is currently the President of the Company; and

       C. The Company is desirous of continuing the employment of the Executive and benefiting from his contributions to the Company.

                                    Agreement

       NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.    Employment.


1.1 Employment and Term. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for a period of three (3) years commencing on the date hereof and expiring on the first anniversary hereof (the "Initial Term") unless sooner terminated as hereinafter set forth; provided, however, that commencing on the first and each anniversary of the date of this Agreement, the Initial Term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such date, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").


1.2 Duties of the Executive. During the Employment Period, the Executive shall serve as President of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Board at duly called meetings thereof and no other person or group shall be given authority to supervise or direct the Executive in the performance of his duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and business time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder as a senior executive officer involved with the general management of the Company, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments and engage in other business activities, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.


1.3 Place of Performance. The Executive shall be based at the Company's principal executive offices located in Miami-Dade, Florida, except for required travel relating to the Company's Businesses to an extent substantially consistent with the Executive's present travel obligations.


2. Base Compensation & Incentive Bonus.


2.1 Base Salary. Commencing on the date hereof, the Executive shall receive a base salary at the annual rate of not less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to required applicable withholding for taxes. On January 1st of each calendar year during the Employment Period (the "Salary Adjustment Date") commencing on January 1, 2000, the Executive's then Base Salary shall be increased by an amount equal to the previous year's Base Salary multiplied by ten percent (10%), except that in the event that Pre-Tax Consolidated Net Income (defined in Section 2.4(c) below) is equal to zero for the Company's fiscal year immediately preceding the Salary Adjustment Date, then the Base Salary shall not be increased pursuant to this sentence on such Salary Adjustment Date. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if so increased, shall not thereafter be decreased for any reason.


2.2 Incentive Bonus. Subject to Section 2.3 below, the Executive shall be entitled to an incentive bonus for each of the Company's fiscal years during the Employment Period (the "Incentive Bonus"), commencing with an Incentive Bonus for the Company's fiscal year ending 1999. The Incentive Bonus shall be equal to five (5%) percent of the Company's Pre-Tax Consolidated Net Income (defined in
Section 2.4(c) below); provided, however, that the Executive's Incentive Bonus for any fiscal year shall not exceed ninety (90%) percent of the Executive's Base Salary for such fiscal year. The Company shall pay the Executive the Incentive Bonuses due hereunder as soon as reasonably possible after the end of the Company's fiscal year, but in no event later than the 91st day after the last day of the Company's fiscal year for which the Incentive Bonus is due to the Executive. Except as otherwise provided in Section 4. 1, if the Executive's employment is terminated for cause pursuant to Section 4. 1 or by notice of non-renewal as provided in Section 1. 1, then the Executive shall be entitled to an Incentive Bonus equal to the total Incentive Bonus that would have been payable to the Executive for the fiscal year if the Executive's employment had not been terminated, multiplied by the number of days in the fiscal prior to and including the date of termination and divided by 365.


2.3 Approval of Remuneration. In the event that the Company shall be a publicly held within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the Executive is a covered employee with remuneration (within the meaning of such Code section) for the fiscal year of the Company expected to exceed $1,000,000, then, to the extent that the incentive bonus anticipated for such fiscal year payable to the Executive pursuant to Section 2.2 or any additional performance based compensation payable to the Executive pursuant to Section 2.1 (other than Base Salary and increases to Base Salary as provided in Section 2.1) (collectively "Performance Compensation") when added together with the Executive's other remuneration from the Company for such fiscal year is expected to cause the total remuneration to the Executive for such fiscal year to exceed $1,000,000 ("Excess Remuneration"), the Company shall timely cause the procedures set forth below to be observed with respect to such Performance Compensation under Section 2.1 first and then with respect to such Performance Compensation under Section 2.2 for such fiscal year in an amount not to exceed to the lesser of (i) the Excess Remuneration for such fiscal year or (ii) the aggregate Performance Compensation for such fiscal year ("Excess Performance Compensation").


(a) The performance goals for such Excess Performance Compensation shall be determined and approved by a compensation committee of the Board of Directors of the Company which shall be compromised solely of two or more outside directors.


(b) The material terms under which the Excess Performance Compensation is paid, including the performance goals, shall be disclosed to shareholders and approved by a majority of the vote in a separate shareholder vote before payment of such Excess Performance Compensation.


(c) Before any payment of such Excess Performance Compensation, the compensation committee of the Board referred to in the preceding Section 2.3(a) certifies that the performance goals and any other material terms were in fact satisfied.


The provisions of this Section 2.3 are intended to comply with and shall be interpreted in accordance with the requirements of Section 162(m) of the Code, and accordingly, if the Board and the Company follow the foregoing requirements and the Excess Performance Compensation shall be disapproved by the Board or the shareholders in accordance with said requirements, the Executive shall not be paid the Excess Performance Compensation for the fiscal year at issue. The compensation committee of the Board and the shareholders may elect to approve (but not to disapprove) as a plan all Excess Performance Compensation which may become payable to the Executive under this Agreement in the manner provided in Sections 2.3(a) and 2.3(b), respectively, for the entire term of this Agreement in the initial vote of the compensation committee approving this Agreement and in the next shareholders' meeting following such vote of the compensation committee. In the event that the Executive's remuneration for such fiscal year shall not exceed $1,000,000 or the Company and/or the Board fails to observe, take or cause to take any of the foregoing actions required under this Section
2.3 in a timely manner, then the Executive shall be paid the full amount of remuneration anticipated to be or actually subject to this Section 2.3, notwithstanding that all or a portion of such remuneration may not be deductible by the Company under the Code.


2.4 Definitions. For purpose of this Section 2 the following definitions shall apply:


(a) "Gross Revenue" shall mean the annual consolidated gross revenues of the Company as reflected on the Company's audited financial statements, increased by the gross revenue of any subsidiary, partnership, joint-venture or other investment in which the Company owns fifty percent (50%) or greater capital, equity and/or income interest and the gross revenue of which is not reflected in the Company's gross revenues as shown on the Company's audited financial statements. The Gross Revenue of the Company hereunder shall be determined by the Company's independent Auditors in accordance with generally accepted accounting principles and auditing standards, both applied on a consistent basis with prior periods, except that, for purposes of this Section 2.4 only, the amount of Gross Revenues for any fiscal year of the Company consisting of less than twelve (12) full and consecutive calendar months shall be annualized on the basis of a twelve (12) month year.


(b) "Percentage Increase in Gross Revenue" shall mean the percentage increase in Gross Revenues for the Company's fiscal year ending on or immediately preceding the Salary Adjustment Date (defined in Section 2. 1) as compared to the Gross Revenues for the Company's second (2nd) fiscal year immediately preceding the Salary Adjustment Date.


(c) "Pre-Tax Consolidated Net Income" shall mean the Company's annual net income before extraordinary items and income taxes as reflected in the Company's audited financial statements for the relevant fiscal period. For purposes of this Agreement, the Company's Pre-Tax Consolidated Net Income for any complete fiscal year shall not be less than zero. The Pre-Tax Consolidated Net Income of the Company hereunder shall be as determined by the Company's independent auditors in accordance with generally accepted accounting principles and auditing standards, both applied on a consistent basis with prior periods, except that, for purposes of this Section 2.4 only, the amount of Pre-Tax Consolidated Net Income for any fiscal year of the Company consisting of less than twelve (12) full and consecutive calendar months shall be annualized on the basis of a twelve (12) month year.


3.    Other Benefits.


3.1 Expense Reimbursement. The Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the Businesses of the Company, including expenses for travel and entertainment. The Executive shall account and submit reasonably supporting documentation to the Company in connection with any expense reimbursement hereunder in accordance with the Company's policies.


3.2 Other Benefits. During the Employment Period, the Company shall continue in force all existing comprehensive major medical and hospitalization insurance coverages, including dental coverages, either group or individual for the Executive and his dependents; shall continue in force all existing life insurance for the Executive; and shall continue in force all existing disability insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the term of this Agreement. The Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers or other peer executives of the Company. The Executive shall also be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs and such other perquisites as applicable generally to senior executive officers or other peer executives of the Company. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to this Agreement.


3.3 Working Facilities. The Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.


3.4 Vacation. The Executive shall be entitled to such number of paid vacation days in each calendar year as determined by the Board from time to time for its senior executive officers, but in no event less than six (6) weeks of paid vacation during each calendar year. Unused vacation days may be carried forward from year to year at the option of the Executive.


3.5 Stock Options. On the date this Agreement is signed by the Executive, the Executive's trust ( Warren Hemedinger Trust) shall receive from the Company options, dated September 1, 1999, to purchase One Million (1,000,000) shares of common stock of the Company at an option exercise price equal to Ten cents ($.10) per share. The foregoing options shall vest as follows: (a) Two-Hundred Fifty Thousand (250,000) shares shall vest as of September 30th, 1999, (b) an Two-Hundred Fifty Thousand (250,000) shares shall vest on December 31st, 1999, and (c) the final Five-Hundred Thousand (500,000) shares shall vest on March 30th, 2000; provided, however, that upon the occurrence of a Change in Control of the Company (as defined in Section 4.5), all options shall immediately vest. The foregoing accelerated vesting shall be in addition to all other compensation and benefits provided to the Executive in the event of a Change in Control of the Company or otherwise provided under this Agreement.


3.6 Automobile. The Company shall pay the Executive, on a monthly basis, one hundred (100%) percent of the Executive's monthly Automobile Expenses. "Automobile Expenses" shall mean all automobile loan (including principal and interest), automobile lease or similar payments for an automobile designated by the Executive and all fuel, insurance, repairs and maintenance expenses with respect to such automobile.


3.7 Stock Bonus. The company shall issue to the executive's trust (Warren Hemedinger Trust) a bonus of Five Million (5,000,000) Shares of Preferred Stock, restricted under rule 144, upon any future merger, acquisition or stock exchange agreement.





4.    Termination.


4.1 Termination for Cause.


(a) The Company may terminate this Agreement for Cause (as defined below) in strict accordance with the following procedure: Upon a determination by not less than three-quarters (3/4) of the entire membership of the Board that Cause may exist under Section 4.1(b)(i) or 4.1(b)(ii) below, the Company shall cause a special meeting of the Board (the "Special Board Meeting") to be called and held at a time mutually convenient to the Board and the Executive, but in no event later than ten (10) business days after the Executive's receipt of a copy of the resolution of the Board stating that (i) in the Board's good faith opinion, Cause may exist to terminate the Executive's employment with the Company in accordance with this Agreement; and (ii) specifying the particulars of the alleged conduct giving rise to such Cause in detail. The Executive shall have the right to appear before the Special Board Meeting with legal counsel of his choosing to refute any determination of Cause specified in such notice. The
Executive shall also have the right to have a recorded or stenographic transcription made of the Special Board Meeting. Any termination of the Executive's employment by reason of such Cause determination shall not be effective unless and until (i) the Executive is afforded such opportunity to appear before the Board as provided herein and (ii) there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board, adopting the Board's final determination, after the appearance of the Executive as provided herein, stating that in the good faith opinion of the Board, the Board finds Cause for the termination of this Agreement and the Executive's employment with the Company and specifying the particulars of acts or omissions upon which the Company is relying for such termination.


(b) As used in this Agreement, the term "Cause" shall only mean:


(i) A material  breach by the  Executive of the  Executive's  obligations  under
Section 1.2 hereof (other than as a result of incapacity due to physical or mental illness) which is (a) demonstrably willful and deliberate on the Executive's part; and (b) which is committed in bad faith and without reasonable belief that such breach is in the best interests of the Company; and (c) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or


(ii) The conviction of the Executive of a felony based upon a violent crime or a sexual crime involving baseness, vileness or depravity.


(iii) The Termination Date for a termination of this Agreement  pursuant to this
Section 4.1 shall be the date specified by the Board in the resolution finding Cause, which date shall not be earlier than 30 days after the date of the Special Board Meeting.


(c) Upon any termination of this Agreement pursuant to this Section 4.1, the Executive shall be entitled to the compensation specified in Section 5.1 hereof.


4.2 Disability. The Company may terminate this Agreement upon the Disability (as defined below) of the Employee in strict accordance with the following procedure: Upon a good faith determination by not less than three-quarters (3/4) of the entire membership of the Board that the Executive has suffered a Disability, the Company shall give the Executive written notice of its intention to terminate this Agreement due to such Disability. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 120 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Termination Date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by the Board in the resolution finding that the Executive has suffered a Disability, which date may not be any earlier than 30 days after the date of Board's finding. Upon any termination of this Agreement pursuant to this Section 4.2, the Executive shall be entitled to the compensation specified in Section 5.2 hereof.


4.3 Death. This Agreement shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the Executive's estate. The date of the Executive's death shall be the Termination Date for a termination of this Agreement pursuant to this Section 4.3. Upon any termination of this Agreement pursuant to this Section 4.3, the Executive shall be entitled to the compensation specified in Section 5.3 hereof.


4.4 Termination by the Executive for Good Reason or by the Company, Without Cause. The Executive may terminate his employment under this Agreement for Good Reason (defined below), or the Company may terminate such employment, without cause, as provided in this Section 4.4. "Good Reason" shall mean that the Company (through its Board or otherwise) has (i) assigned the Executive duties other than those contemplated by Section 1.2 above without the Executive's consent; (ii) limited the powers of the Executive in any manner not contemplated by Section 1.2 above; or (iii) materially breached any of its other covenants and obligations hereunder. A purported termination of this Agreement by the Company pursuant to any provision of this Section 4 which is disputed and which is finally determined not to have been proper shall be deemed a material breach by the Company of this Agreement. To terminate his employment under this Agreement for Good Reason, the Executive shall give the Company written notice of the Executive's intent to terminate his employment with the Company pursuant to this Section 4.4, which notice shall specify the Executive's reasons therefor in detail. The Company shall have 30 days from its receipt of such notice to attempt to cure any such condition giving rise to Good Reason hereunder. If such cure is acceptable to the Executive, the Executive may accept such cure and continue this Agreement in full force and effect as if the initial notice of termination under this Section 4.4 had not been given by the Executive; provided, however, that acceptance of such cure and the continuation of the Executive's employment shall not act as a waiver of any rights of the Executive with respect to such actions or inactions of the Company and/or limit the Executive's right to terminate this Agreement for the same or similar action or inaction by the Company following such cure. If the Executive does not accept such cure, the Termination Date of this Agreement shall be the 30th day after the Company's receipt of the Executive's termination notice. To terminate the Executive's employment without cause in accordance with this Section 4.4, the Company shall give the Executive written notice of such termination. The Termination Date shall be the date specified by the Company in such notice. Upon any termination of this Agreement pursuant to this Section 4.4, the Executive shall be entitled to the compensation specified in Section 5.4 hereof, except that if such termination by the Company occurs within a period beginning six (6) months before and ending one (1) year after a Change in Control of the Company (defined in Section 4.5 below), then such termination shall be deemed to be due to a Change in Control of the Company and the Executive shall be entitled to the compensation specified in Section 5.5 hereof and any other compensation and benefits provided in this Agreement in connection with a Change in Control of the Company.


4.5 Termination by the Executive Upon a Change in Control of the Company. The Executive may terminate his employment under this Agreement upon a Change in Control of the Company. For purposes of this Section 4.5, "Change in Control of the Company" shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than thirty (30%)
percent of the Company's common stock in a single transaction or a series of transactions (hereinafter referred to as a "30% Change in Control"); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 30 % Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Board during any two (2) consecutive year period after the date of this Agreement (the "Two-Year Period"). "Applicable Directors" shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence. To terminate his employment under this Agreement upon a Change in Control of the Company, the Executive shall give the Company written termination notice. The Termination Date shall be the date specified in such notice, which date may not be earlier than 30 days nor later than 90 day from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this
Section 4.5, the Executive  shall be entitled to the  compensation  specified in
Section 5.5 hereof and any other compensation and benefits provided in this Agreement in connection with a Change in Control of the Company.


4.6 Termination by the Executive Due to Poor Health. The Executive may terminate his employment under this Agreement upon written notice to the Company if the Executive's health should become impaired to any extent that makes the continued performance of the Executive's duties under this Agreement hazardous to the Executive's physical or mental health or his life (regardless of whether such condition would be deemed a Disability under any other section of this Agreement), provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to that effect and provided further that, at the Company's written request and expense, the Executive shall submit to a medical examination by a qualified doctor selected by the Company and acceptable to the Executive (which acceptance shall not be unreasonably withheld) which doctor shall substantially concur with the conclusions of the Executive's doctor. The Termination Date shall the date specified in the Executive's notice to the Company, which date may not be earlier than 30 days nor later than 90 day from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.6, the Executive shall be entitled to the compensation specified in Section 5.6 hereof.


4.7 Non-renewal. In the event that either party to this Agreement shall give notice to the other party that this Agreement will not be renewed as provided in
Section 1.1 hereof, then this Agreement shall terminate at the end of such final term of this Agreement. The last day of such final term shall be the Termination Date for a termination pursuant to this Section 4.7. Upon any termination of this Agreement pursuant to this Section 4.7, the Executive shall be entitled to the compensation specified in Section 5.7.


4.8 Termination by the Executive. The Executive may terminate his employment under this Agreement for any reason whatsoever upon not less than 30 days prior written notice to the Company. In the event that reference to the applicable termination section of this Agreement is not made in the Executive's notice of termination to the Company and the reason for the Executive's termination can be construed to occur under this Section 4.8 or any of Sections 4.2, 4.4, 4.5, 4.6 or 4.7 above, then the Executive shall have the right to specify which section of this Section 4 shall control. The Termination Date under this Section 4.8 shall be the date specified in the Executive's notice to the Company, which date may not be earlier than 30 days from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.8, the Executive shall be entitled to the compensation specified in Section 5.7 hereof.


5.    Compensation and Benefits Upon Termination.


5.1 Cause. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.1 at the rate in effect at the Termination Date, and the Company shall have no further obligation to the Executive under this Agreement.


5.2 Disability. During any period that the Executive is unable to perform his duties under this Agreement as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Termination Date specified in Section 4.2. After such termination, the Executive shall receive in equal monthly installments 100% of his Base Salary at the rate in effect at the Termination Date for one year and thereafter for two additional years at an annual rate equal to 50% of the Base Salary which would have been in effect under this Agreement reduced, in each case, for any disability payments otherwise payable by or pursuant to plans provided by the Company.


5.3 Death. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to his estate (i) any unpaid amounts of his Base Salary and accrued vacation to the date of the Executive's death; and (ii) any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Company. Upon full payment of all amounts required to be paid under this Section 5.3, the Company shall have no further obligation under this Agreement.


5.4 Termination by the Executive for Good Reason. If the Executive terminates this Agreement for Good Reason or the Company terminates the Executive's employment without cause in accordance with and subject to Section 4.4, then (i) the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.4 at the rate in effect at such Termination Date; and (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Termination Date and in consideration of the rights of the Company under Section 8, the Company shall pay as severance pay to the Executive on the fifth day following the Termination Date, a lump sum amount equal to two hundred (200%) percent of the sum of (a) the annual Base Salary at the highest rate in effect during the 12 months immediately preceding the Termination Date; plus (b) the average of the three annual bonus payments paid with respect to the preceding three years under this Agreement (or the number of years the Executive has been employed with the Company under this Agreement or otherwise if less than three years). In addition, the Company shall pay, upon demand by the Executive, all other damages to which the Executive may be entitled as a result of the Company's termination of his employment under this Agreement, including all reasonable legal fees and expenses incurred by him in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit under this Agreement; provided, however, that the Executive shall only be entitled to such legal fees and expenses if the Executive prevails in any arbitration or other proceeding contesting or disputing any such termination or seeking to obtain or enforce any right or benefit under this Agreement or enters into a settlement of any of the foregoing with the Company.


5.5 Termination by the Executive Upon a Change in Control. If the Executive terminates this Agreement upon a Change in Control of the Company pursuant to
Section 4.5 or the Company terminates the Executive's employment in accordance with Section 4.4 during a period beginning six (6) months before and ending one
(1) year after a Change in Control of the Company (defined in Section 4.5), then
(i) the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.5 or Section 4.4 , as the case may be, at the rate in effect at such Termination Date; (ii) the Executive shall receive all other compensation and benefits provided in this Agreement in connection with a termination of employment due to a Change in Control of the Company; and
(iii) in lieu of any further salary payments to the Executive for periods subsequent to such Termination Date (but without affecting compensation or benefits to the Executive in accordance with the preceding clauses 5.50) and 5.500) and in consideration of the rights of the Company under Section 8, the Company shall pay as severance pay to the Executive on the fifth day following the Termination Date, a lump sum amount equal to two hundred and ninety nine and 99/100 (299.99%) percent of the average taxable compensation of the Executive for the 5 taxable years prior to such termination (all as determined to compute the "base amount" for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), reduced, but not below zero, by the amount of compensation or benefits from the Company to the Executive which would cause the severance pay payable pursuant to this Section 5.5 to exceed the excess parachute payment limitation imposed under Section 280G of the Code.


5.6 Termination by the Executive Due to Poor Health. If the Executive terminates this Agreement pursuant to Section 4.6 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.6 plus any disability payments otherwise payable by or pursuant to plans provided by the Company.


5.7 Non-renewal or other termination.  If this Agreement  terminates pursuant to
Section 4.7 or Section 4.8 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.7 or Section 4.8, as the case may be.


5.8 Health and Medical Plans. The Executive shall be entitled to all continuation of health, medical, hospitalization and other programs as provided by any applicable law and such additional benefits as are provided by the Company to its employees upon termination of employment with the Company.


5.9 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date.


5.10 Incentive Bonus and Expense Reimbursement. If the Executive's employment with the Company is terminated for any reason, other than Cause (defined in Section 4.l(b) above), the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, an incentive bonus with respect to the Company's fiscal year in which the Termination Date occurs, in accordance with Section 2.2 hereof. The Executive shall be entitled to reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however to the provisions of Section 3.1.


5.11 Loans. Except as otherwise provided in this Agreement, the outstanding balance as of the Termination Date of any demand loan or advance from the Company to the Executive which has no set term or maturity shall be paid by the Executive to the Company, with interest at the lowest rate permissible for federal income tax purposes, in sixty equal and successive monthly installments of principal and interest beginning on the first day of the month following the Termination Date.


6.    Successors; Binding Agreement.


6.1 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of the Company's voting common stock or any other successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such agreement shall be confirmed in a writing in form and substance satisfactory to the Executive. Failure of the Company to obtain an assumption of this Agreement prior to or simultaneously with the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to under this Agreement if the Executive had terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.


6.2 Benefit. This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him under this Agreement, including all payments payable under Section 5, if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, the Executive's estate.


7. Conflicts With Prior Employment Contract. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.


8.    Noncompetition; Unauthorized Disclosure; Injunctive Relief.


8.1 No Material Competition. Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that at no time during the Employment Period or, for a period of one year immediately following any termination of this Agreement for any reason, for himself or on behalf of any other person, persons, firm, partnership, corporation or company:


(a) Solicit or accept business from any customers of the Company or its affiliates, from any prospective customers whose business the Company or any affiliate of the Company is in the process of soliciting at the time of the Executive's termination, or from any former customer which had been doing business with the Company within one year prior to the Executive's termination;


(b) Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or


(c) Engage in any business of the type performed by the Company in the geographical are where the Company is actively doing business or soliciting business if, within 30 days of the Executive advising the Company in writing of his proposed business activity, the Board determines in good faith that such proposed business activity is directly competitive with a material part of the business of the Company and its subsidiaries (in the aggregate) and such competitive business activity is reasonably likely to materially affect in an adverse manner the consolidated sales, profits or financial condition of the Company. If the Board fails to advise the Executive within said thirty (30) day period, then the Board shall be deemed to have consented to the Executive's engaging in such activity.


8.2 Unauthorized Disclosure. During the Employment Period and for two years following the termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized by the Board or as may otherwise be required by law or court order, disclose to any person, other than an employee of the Company or person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the company's customer, suppliers, creditors, lenders, investments bankers or methods of marketing, the disclosure of which the Executive knows will materially damage the Company; provided, however, that confidential information shall not include any information generally known to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. For the period ending one year following the termination of employment under this Agreement for any reason, the Executive shall not disclosure any confidential information of the type described above except as determined by him to be reasonably necessary in connection with any business or activity in which he is then engaged or as otherwise required by law or court order.


8.3 Injunction. The Company and the Executive acknowledge that a breach by the Executive of any of the covenants contained in this Section 8 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive agrees that the Company shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining all violations of this Section 8 by the Executive or his associates, affiliates, partners or agents, and that the right to an injunction shall be cumulative and in addition to all other remedies the Company may possess.


8.4 Certain Provisions. The limitations of this Section 8 shall terminate immediately upon termination of this Agreement if for any reason the Company does not fulfill its obligations as required by Sections 4 and 5 of this Agreement; provided, however, such termination shall not affect the rights of the Executive to receive all payments he is entitled to receive under Section 5. The provisions of this Section 8 shall apply during the time the Executive is receiving Disability payments from the Company as a result of a termination of this Agreement pursuant to Section 4.2 hereof.


9. Arbitration. Any dispute or controversy (except for disputes arising under Section 8) arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within 7 days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within 7 business days agree on an acceptable arbitrator. If the parties cannot agree on an arbitrator, then the parties shall list the "Big Six" accounting firms (other than the Company's auditors) in alphabetical order and the first firm that does not have a conflict of interest and is willing to serve will be selected as the arbitrator. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within 30 days of his or its appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party, except as otherwise provided in Sections 3.7 and 5.4 hereof. Each party will advance one-half of the estimated fees and expenses of the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 8 hereof.


10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.


11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



       If to the Company:                             If to the Executive:

       Orex Gold Mines Corp.                    Warren Hemedinger
       2121 Ponce de Leon Blvd. #510            410 Catalonia Ave
       Coral Gables, Florida 33134              Coral Gables, Florida 33134

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

12. Benefits: Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.


13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.


14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.


15. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other, whether such costs and fees are incurred in a court of original jurisdiction or one or more courts of appellate jurisdiction.


16. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between the Company and the Executive.


17. Board Approval; Agreement. The Company warrants and represents to the Executive that this Agreement has been approved and authorized by the Board. No provisions of this Agreement may be modified, waived or discharged unless such waiver modification or discharge is agreed to in a writing signed by the Executive and the officer of the Company which is specifically designated by the Board.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                    OREX GOLD MINES CORPORATION, a
                                    Delaware corporation



                                    By:
                                    Name:   Greg Finney
                                    Title: Vice-President/Secretary




                                    WARREN HEMEDINGER




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